As filed with the Securities and Exchange Commission on February 8, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TIM HORTONS INC.

(Exact name of Registrant as specified in its charter)

Canada	98-0641955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

874 Sinclair Road

Oakville, ON, Canada

L6K 2YI

(Address and telephone number of Registrant’s principal executive offices)

Tim Hortons USA Inc.

4150 Tuller Road, Suite 236

Dublin, Ohio 43017

(614) 791-4200

(Name, address and telephone number of agent for service)

Copies to:

Jill E. Aebker Deputy General Counsel and Secretary 874 Sinclair Road Oakville, ON, Canada L6K 2Y1 (905) 845-6511	Bonnie J. Roe Davies Ward Phillips & Vineberg LLP 625 Madison Ave., 12th Floor New York, New York 10022 (212) 588-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares and associated share purchase rights	5,000,000	$28.93(1)	$144,650,000(1)	$10,313.55

(1)	Based on the average of the high and low prices of the common shares of Tim Hortons Inc. on the New York Stock Exchange on February 4, 2010, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

If, as a result of stock splits, stock dividends, stock distributions or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

TIM HORTONS INC.

5,000,000 COMMON SHARES

DIVIDEND REINVESTMENT AND OPTIONAL

CASH PURCHASE PLAN

This prospectus covers 5,000,000 common shares, without par value (“Common Shares”) of Tim Hortons Inc., incorporated under the Canada Business Corporations Act, that may be purchased under our dividend reinvestment and optional cash purchase plan, which provides holders of our Common Shares with a simple and convenient method of investing cash dividends declared on their Common Shares in additional Common Shares and, separately, making additional cash purchases of Common Shares.

Under the dividend reinvestment and optional cash purchase plan, holders of our Common Shares resident in Canada and the United States may opt to have cash dividends declared on all or a part of their Common Shares reinvested in additional Common Shares and, separately, may make additional cash purchases of Common Shares. Brokerage commissions and certain charges and fees are payable by participants to Computershare Trust Company of Canada (“Computershare”) and will be deducted from participant accounts. See “The Dividend Reinvestment and Optional Cash Purchase Plan – What are the fees associated with participation in the plan?” The Common Shares purchased by participants under the plan will be acquired on the open market through the facilities of the Toronto Stock Exchange (the “TSX”). The purchase price of the Common Shares acquired through the plan will be the weighted average purchase price of the Common Shares purchased on behalf of all participants on the TSX on the date that such Common Shares were acquired. Our Common Shares are listed on both the TSX and the New York Stock Exchange (the “NYSE”) under the symbol “THI.” On February 5, 2010, the closing price for our Common Shares on the TSX was C$31.10 and the closing price for our Common Shares on the NYSE was US$29.06.

We currently pay quarterly dividends on our Common Shares. The rate at which we pay dividends takes into account all factors that our board of directors considers relevant from the perspective of our company, including our available cash flow, financial condition and capital requirements. While we currently expect to pay dividends on a quarterly basis, any decision to declare dividends is at the discretion of our board.

We will not receive any proceeds from the sale of Common Shares under the dividend reinvestment and optional cash purchase plan.

Our dividend reinvestment and optional cash purchase plan was approved by our board of directors on October 28, 2009.

Investing in our Common Shares involves risks. See “Risk Factors and Special Note Regarding Forward-Looking Statements” on page 2 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 8, 2010.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and, accordingly, we file reports with and furnish other information to the Securities and Exchange Commission (the “SEC”). Although we are a “foreign private issuer” under the Exchange Act, we voluntarily file reports on Forms 10-K, 10-Q and 8-K rather than using certain forms available to foreign private issuers. You may read and copy any document that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. The SEC’s Next Generation Electronic Data Gathering and Retrieval (“EDGAR”) system at www.sec.gov contains reports and other information about us and all public documents that we file electronically with the SEC.

We are also a reporting issuer in all of the provinces and territories of Canada and are required to file through SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com, periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports, as well as management proxy circulars and related materials for annual and special meetings of our shareholders. Our filings under the Exchange Act satisfy certain of our continuous disclosure obligations under Canadian law and are made available on SEDAR to the extent that they are available at the SEC’s website. In addition, substantially all of the disclosure materials that we file with the SEC are also available on SEDAR.

We have filed with the SEC under the U.S. Securities Act of 1933, as amended, a registration statement on Form F-3 relating to our dividend reinvestment and optional cash purchase plan of which this prospectus is a part. The Form F-3 has also been filed on SEDAR. This prospectus does not contain all of the information set forth in such registration statement, and you should refer to the registration statement and its exhibits to read that information. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and to the schedules and exhibits filed with it. Statements contained in this prospectus as to the provisions of documents filed as exhibits are not necessarily complete, and in each instance reference is made to the copy so filed which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC and the Canadian Securities Administrators, are specifically incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2008;

2.	Our Proxy Statement on Schedule 14A, filed on March 10, 2009, as amended by Amendment No. 1 thereto, filed on April 8, 2009;

3.	Our registration statement on Form 8-A, filed on March 21, 2006;

4.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2009, June 28, 2009 and September 27, 2009; and

5.	Our Current Reports on Form 8-K, filed on June 29, 2009, September 22, 2009 and September 28, 2009 and Item 8.01 of our Current Report on Form 8-K filed on October 30, 2009.

All filings made by us pursuant to the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering contemplated by this prospectus will be incorporated by reference into this prospectus as of the date of the filing of such documents or reports, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

You may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless delivery of the exhibits is specifically requested. Requests should be directed to our principal executive offices, Attention: Investor Relations Department, 874 Sinclair Road, Oakville, ON, Canada L6K 2Y1, Telephone Number: 905-339-6186. Additionally, copies of such documents may be found within the “Investor Relations” section of our website at www.timhortons-invest.com.

As we are a foreign private issuer under the Exchange Act, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and transactions in our Common Shares by our officers and directors are exempt from Section 16 of the Exchange Act. We must prepare and file a management proxy circular in compliance with the requirements applicable to Canadian issuers, and we also will make any such management proxy circular available on the SEC website, as well as SEDAR. Insiders of our company are subject to Canadian insider reporting requirements and information regarding the trading activities of our directors and officers is available on the System for Electronic Disclosure by Insiders, or SEDI.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

We are incorporated under the laws of Canada. A majority of our assets are located outside of the United States and a majority of our directors, officers and experts are residents of Canada. As a result, it may be difficult for U.S. investors to realize upon judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

RISK FACTORS AND SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Before you decide to participate in the plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, which include the risk factors set forth in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, before you decide to participate in the plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you will be unable to revoke your instructions once they are given.

The exchange rate between the U.S. and Canadian dollar may fluctuate between the date that a U.S. participant forwards funds to Computershare to makes an additional optional cash purchase under the plan and the date that Computershare purchases Common Shares on behalf of the participant. Computershare will convert the U.S. dollars received from the participant into Canadian dollars at the noon exchange rate announced by the Bank of Canada on the day before the date upon which the next occurring weekly purchase is made to settle optional cash purchase orders, and will use the funds, when so converted, to purchase Common Shares on the TSX on the next occurring weekly purchase date. No interest will be paid on funds received from any participant.

Risks Generally

Certain statements contained and incorporated by reference in this Form F-3 constitute “forward-looking statements.” When used in this Form F-3 or the documents incorporated by reference herein, the words

“anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “should,” “forecast,” “outlook,” “potential,” “likely,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect expectations, estimates and projections. These forward- looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations.

Risks affecting our business include, but are not limited to:

•	competition within the quick service restaurant segment, which remains extremely intense, with many competitors pursuing heavy price discounting;

•	changes in economic conditions;

•	changes in consumer tastes, perceptions of dietary health and food safety;

•	catastrophic events and harsh weather conditions;

•	dependence upon the value of the Tim Hortons® brand and our Canadian segment performance;

•	our ability to successfully implement growth through strategic initiatives;

•	non-realization of expected benefits or unexpected costs from the Reorganization (defined under “Business” below);

•	the potential impact of strategic alliances on our operating results and the value of our brand;

•	labor and benefit costs;

•	legal claims;

•	our ability to adequately protect our intellectual property;

•	our ability to maintain good relationships with our franchisees;

•	our ability to retain or replace our key members of management;

•	our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; and

•	changes in applicable accounting rules.

These factors and other risk factors, including those incorporated by reference herein from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, represent risks our management believes are material. Other factors not presently known to us or that we presently believe are not material, could also cause actual results to differ materially from those expressed in the forward-looking statements contained and incorporated by reference herein. Accordingly, undue reliance should not be placed on these forward-looking statements. We do not undertake any obligation to update publicly or to revise any of the forward-looking statements contained or incorporated by reference herein, regardless of whether such forward-looking statement has become incorrect or misleading, except as required by applicable law, rule or regulation.

BUSINESS

We are the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. We appeal to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods, including our trademark donuts.

The first Tim Hortons® was opened in May, 1964 by Tim Horton, a National Hockey League All-Star defenseman. In 1967, Ron Joyce, then the operator of three Tim Hortons restaurants, became Tim Horton’s partner and together they opened 37 restaurants over the next seven years. After Tim Horton’s death in 1974, Mr. Joyce continued to expand the chain, becoming its sole owner in 1975. In the early 1990s, Tim Hortons and Wendy’s International, Inc. (“Wendy’s”) entered into a partnership to develop real estate and combination restaurant sites containing Wendy’s® and Tim Hortons restaurants under the same roof. In 1995, Wendy’s purchased Mr. Joyce’s interest in the Tim Hortons system and formed the company now known as Tim Hortons Inc. as a Delaware corporation.

On March 29, 2006, we sold 18% of our outstanding common stock in an initial public offering and listed our common stock on both the TSX and the NYSE. Wendy’s continued to own the remaining 82% of our outstanding common stock. On September 29, 2006, Wendy’s distributed these shares to its stockholders of record as of September 15, 2006. Consequently, we have operated as a standalone public company since September 30, 2006.

We became a Canadian corporation as a result of the reorganization, effective on September 28, 2009 (the “Reorganization”) of the group of companies controlled by Tim Hortons Inc., the Delaware company (“THI USA”). In connection with the Reorganization, THI USA was a party to a merger that resulted in Tim Hortons Inc, a Canada Business Corporations Act corporation, becoming the publicly held parent company of the former THI USA group of companies. In connection with the Reorganization, each outstanding share of THI USA common stock was automatically converted into one Common Share on a one-for-one basis, with the exception that the approximately 12 million shares of THI USA common stock held in treasury prior to the Reorganization were cancelled. The Common Shares trade on both the TSX and the NYSE under the same symbol as had the shares of THI USA common stock, “THI.” See “Description of Common Shares —Shareholder Rights Plan” below for a description of shareholder rights associated with the Common Shares.

PROCEEDS OF THE PLAN

We will not receive any proceeds from the sale of the Common Shares under the dividend reinvestment plan.

THE DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN

WHAT IS THE PURPOSE OF THE PLAN?

The purpose of our dividend reinvestment and optional cash purchase plan is to provide holders of our Common Shares resident in Canada and the United States with a simple and convenient method of investing cash dividends declared on our Common Shares in additional Common Shares of Tim Hortons Inc. and, separately, to make additional optional cash purchases of Common Shares.

We presently pay quarterly dividends on our Common Shares. The rate at which we pay dividends takes into account all factors that our board considers relevant from the perspective of our company, including our available cash flow, financial condition and capital requirements. While we currently expect to pay dividends on a quarterly basis, the decision to declare dividends is at the discretion of our board.

WHAT ARE SOME OF THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan, together with the other information about us and the plan contained in this prospectus and incorporated by reference from other documents we have filed separately with the SEC.

Advantages

•	The plan provides participants with the opportunity to automatically invest the cash dividends, if any, paid on all or a portion of the Common Shares they hold.

•	The plan also allows participants, separately, to make optional cash purchases of additional Common Shares.

•

Dividends and optional cash purchases can be fully invested in additional Common Shares because the plan permits fractional shares to be credited to your account. Dividends on fractional shares will be reinvested in additional Common Shares.

•

At any time, participants may direct Computershare to sell or transfer all whole shares or a portion of the Common Shares held in their plan accounts, in accordance with the terms of the plan and subject to applicable trading and transaction fees and transfer taxes, if any, for which participants will be responsible.

•

Participants will simplify their recordkeeping by receiving periodic plan account statements that will reflect all current activity in their plan accounts, including dividend reinvestments, optional cash purchases, sales and latest balances.

•	The Company will pay certain administrative costs associated with the plan.

Disadvantages

•

Participants will be required to pay brokerage commissions and other fees or charges incurred by the plan administrator, Computershare, in connection with the reinvestment of dividends and optional cash purchases under the plan as described in the then-applicable fee schedule available from Computershare.

•

Participants will not know the actual number of Common Shares they have acquired through the plan or the price per share until after cash dividends and any optional cash payments are invested because the purchases will be aggregated with purchases by other participants and made periodically.

•	No interest will be paid by us or by Computershare on dividends or optional cash payments held by Computershare pending investment.

•

Participants’ requests that Computershare sell their Common Shares are irrevocable, and such sales will be made at market prices at the time of sale. Participants who request the sale of their Common Shares will not be able to either control the timing of such sales or place “limit orders” specifying the prices at which they are willing to sell their Common Shares.

•

Sales of Common Shares made at the request of participants will be subject to applicable trading and transaction fees and transfer taxes, if any, which will be deducted from the proceeds of the sale by Computershare.

•	Participants may not pledge Common Shares deposited in their plan accounts until such shares are withdrawn from the plan.

•

Due to the manner in which dividends are treated under applicable tax laws, you will need to remain mindful of your cash flow situation, as you may be required to make remittances to taxing authorities in connection with your annual tax obligations. See “Certain income tax considerations relating to the Plan” for additional information.

Shareholders considering participating in the plan should carefully consider the matters noted under “Risk Factors and Special Note Regarding Forward-Looking Statements” prior to enrolling in the plan.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

The plan is available to our shareholders who reside in Canada or the United States, who hold at least one whole Common Share. Registered shareholders (which means shareholders who hold Common Shares in their own name) may enroll directly in the plan. Beneficial shareholders (which means shareholders who hold their Common Shares through an intermediary such as a broker, investment dealer, financial institution or other nominee) are not the registered owners. Beneficial shareholders may also be able to participate in the plan through their intermediary but should contact their broker, investment dealer, financial institution or other nominee to determine the procedure for participation in the plan. We cannot require or control an intermediary’s determination as to whether to participate in the plan, or any procedures adopted by the intermediary with respect to the plan.

You must be either a registered shareholder or a beneficial shareholder of at least one whole Common Share to be eligible to participate in the plan.

HOW DO I ENROLL IN THE PLAN IF MY COMMON SHARES ARE REGISTERED IN MY NAME?

If your Common Shares are registered in your name, you may participate in the plan immediately by choosing to reinvest the cash dividends, if any, less applicable withholding tax, paid on all or a portion of our Common Shares that you hold. See “What are my dividend reinvestment options?” below for details regarding the different elections you can make under the plan. You can enroll online through Computershare at www.computershare.com /timhortons or by completing and returning an enrollment form to Computershare. To obtain an enrollment package, contact Computershare at 1-800-697-8078 if you are in the United States or Canada. Your participation will begin promptly after your authorization is received. See “When will my dividend reinvestment begin?” below for more information.

HOW DO I PARTICIPATE IN THE PLAN IF I AM A BENEFICIAL SHAREHOLDER?

If your Common Shares are registered in “street name,” which means that the Common Shares are registered in the name of a broker, investment dealer, bank or other nominee, you should contact that intermediary and discuss whether it can arrange for you to reinvest dividends through the plan. If the broker, investment dealer, bank or other nominee cannot arrange for you to reinvest dividends through the plan, you may arrange for such broker, investment dealer, bank or other nominee to have the Common Shares you own electronically transferred into your own name through the Direct Registration System (in which case you will become a registered shareholder). After becoming a registered shareholder, you would follow the enrollment procedures described under “How do I enroll in the plan if my Common Shares are registered in my name?” directly above. Although your broker, investment dealer, bank or other nominee may be able to arrange for you to reinvest dividends through the plan, your broker, investment dealer, bank or other nominee will not be able to make optional cash purchases under the plan on your behalf, if your Common Shares continue to be held in “street name” through the intermediary.

ONCE ENROLLED, HOW DO I REMAIN IN THE PLAN?

Once you have enrolled in the plan, you will automatically remain enrolled until you discontinue participation, until we terminate the plan or if you change your residence to a country where residents of your new country are not eligible to participate in the plan, you will no longer be eligible to participate (see “Amendment, Suspension or Termination”).

Any Common Shares acquired outside of the plan, which are not registered in exactly the same name or manner as Common Shares enrolled in the plan, will not be automatically enrolled in the plan. If you purchase additional Common Shares outside the plan and wish to have all Common Shares you own enrolled in the plan, you are advised to contact Computershare to ensure that those additional Common Shares are also enrolled in the plan.

WHAT ARE MY DIVIDEND REINVESTMENT OPTIONS?

If you elect “Full Dividend Reinvestment,” you direct Computershare to apply toward the purchase of additional Common Shares all of the cash dividends, if any, paid on all of the Common Shares then or subsequently registered in your name, less any applicable withholding tax. Under this option, the plan operates to reinvest dividends on a cumulative basis until you instruct Computershare otherwise, you withdraw from the plan, or the plan is terminated.

If you elect “Partial Dividend Reinvestment,” you direct Computershare to pay you dividends, if any, in cash on a specified number of the Common Shares you hold, less any applicable withholding tax, and to apply cash dividends paid on your remaining Common Shares, less any applicable withholding tax, toward the purchase of additional Common Shares.

You may change your dividend reinvestment election by contacting Computershare. See “Who should I contact with questions about the plan?” for contact details. In order for any changes in your dividend reinvestment election to take effect for the next dividend payment, if any, you must notify Computershare in writing or by modifying your enrollment online at www.computershare.com/timhortons at least five days before the record date for the next dividend.

WHEN WILL MY DIVIDEND REINVESTMENT BEGIN?

The reinvestment of any cash dividends will begin with the first cash dividend that we pay following your enrollment, but only if Computershare receives a Reinvestment Enrollment—Participant Declaration Form at least five days before the record date for that dividend. If Computershare receives your Reinvestment Enrollment—Participant Declaration Form, or receives notice of any changes to your dividend reinvestment participation, after such date, the reinvestment of any cash dividends paid on your Common Shares, or any changes thereto, will begin with the next dividend, if any, provided that you are still a shareholder on the record date for the next dividend.

ARE THERE LIMITATIONS ON PARTICIPATION IN THE PLAN?

You may not transfer the right to participate in the plan to another person.

Subject to applicable law and regulatory policy, we reserve the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the plan. Without limitation, we further reserve the right to refuse participation in the plan to, or terminate the participation of, any person who, in our sole opinion, is participating in the plan primarily with a view to arbitrage trading, whose participation in the plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior, or has been artificially accumulating our securities, for the purpose of taking undue advantage of the plan to our detriment. We may also deny the right to participate in the plan to any person or terminate the participation of any participant in the plan if we deem it advisable under any laws or regulations. See “How can I make additional cash purchases of Common Shares?” for information concerning the minimum amount per investment and the maximum annual investment that may be made through additional cash purchases under the plan.

WHEN DOES COMPUTERSHARE REINVEST DIVIDENDS AND PURCHASE COMMON SHARES?

Dividend Reinvestment

The reinvestment of dividends to purchase additional Common Shares will occur on or about each date that we pay a dividend.

Optional Additional Cash Investments

Common Shares will be purchased by Computershare on a weekly basis. Any optional cash investments that are received by Computershare at least five business days prior to a given weekly additional purchase date will be used to purchase additional Common Shares through the facilities of the TSX on that next occurring weekly additional purchase date to satisfy optional cash purchase orders.

Optional cash investments made in U.S. dollars will be converted into Canadian dollars at the noon exchange rate announced by the Bank of Canada on the day before the applicable weekly additional purchase date prior to being used by Computershare to purchase Common Shares through the facilities of the TSX.

HOW DOES COMPUTERSHARE PURCHASE THE COMMON SHARES?

Dividend Reinvestment

Computershare will use reinvested cash dividend payments to purchase Common Shares under the plan for your account through the facilities of the TSX if you are a resident of Canada. Your account will then be credited with the number of Common Shares, including fractional shares, equal to (i) the total amount of cash dividends to be reinvested on your behalf, less any applicable withholding tax, brokerage commissions and other fees, divided by (ii) the price per share calculated pursuant to the method described under “At what price will Common Shares be purchased under the plan?”

The total amount to be reinvested in Common Shares on your behalf will depend on the amount of any cash dividend, if any, paid on the number of Common Shares you hold and have designated for reinvestment under the plan and the price of the Common Shares on the TSX.

Dividends to be reinvested in Common Shares pursuant to the plan will be denominated in Canadian dollars, for both Canadian and U.S. participants and will be invested in Common Shares purchased on the TSX. Dividends to be reinvested in Common Shares for U.S. participants will not be converted into U.S. dollars before reinvestment.

Optional Additional Cash Investments

On a weekly basis, Computershare will aggregate all optional cash payments received in certified funds from plan participants at least five business days before the applicable weekly additional purchase date and will apply such amounts to purchase Common Shares through the facilities of the TSX. Each plan participant’s account that has made an optional cash investment will then be credited with that number of Common Shares, including fractional shares, that is equal to (i) the total optional cash investment to be invested in Common Shares for the plan participant’s account on such date as the Common Shares were purchased, divided by (ii) the price per share calculated pursuant to the method described under “At what price will Common Shares be purchased under the plan?” Optional cash investments made in U.S. dollars will be converted into Canadian dollars prior to investment.

HOW CAN I MAKE ADDITIONAL CASH PURCHASES OF COMMON SHARES?

After you are enrolled in the plan, you may buy additional Common Shares on a weekly basis at or about by providing certified funds to Computershare in an amount of at least C$25 for Canadian residents and US$25 for U.S. residents for receipt at least five business days prior to the weekly additional purchase date. The total amount of your optional cash investments in any one calendar year may not exceed C$250,000 for Canadian residents and US$250,000 for U.S. residents. You may make optional cash purchases by check, by non-automatic online bank debits or automatic weekly bank debits, or any combination of the foregoing methods. The minimum investment per transaction by each method must be at least C$25 for Canadian residents and US$25 for U.S. residents. In addition, your total annual investment through all methods must not exceed C$250,000 for Canadian residents and US$250,000 for U.S. residents. Interest will not be paid on amounts held pending investment.

Checks

Checks for optional cash investments should be made payable to “Computershare.” Please include a completed transaction form, which will be attached to each statement that you will receive. In the event Computershare is provided with a non-certified check, the purchase of Common Shares will be delayed until the weekly additional purchase date next occurring after the date of clearance, or confirmation that the funds represented by the check have been received.

Non-Automatic Online Bank Debits

Additionally, provided you have an account with a Canadian bank or financial institution or if Computershare agrees, once enrolled in the plan, you may purchase Common Shares by authorizing a non-automatic online bank debit from your account through Computershare’s website, www.computershare.com.

Automatic Weekly Bank Debits

Once enrolled in the plan, you may also purchase Common Shares by authorizing automatic weekly debits from your account at a Canadian or U.S. bank or financial institution.

Funds will be debited from your account on or about the fifth business day prior to the given weekly additional purchase date and generally will be invested on that next occurring weekly additional purchase date. To initiate automatic deductions, you may enroll through Computershare’s website, www.computershare.com/timhortons, or complete and sign a direct debit authorization form, and return it to Computershare together with a voided blank check or savings account deposit slip for the account for which funds are to be drawn. Please allow four to six weeks prior to a weekly additional purchase date for the first automatic weekly debit to be initiated.

You must notify Computershare by telephone, in writing or via the Internet at their website, www.computershare.com/timhortons, to change or terminate the automatic debit. Please allow 10 business days from the date Computershare receives your instructions for a change or cancellation to take effect.

AT WHAT PRICE WILL COMMON SHARES BE PURCHASED UNDER THE PLAN?

The purchase price of the Common Shares acquired through the open market will be the weighted average purchase price in Canadian dollars of all of the Common Shares purchased on behalf of plan participants on the TSX, on the date that such Common Shares were acquired, which in the case of purchases made in respect of dividend reinvestments will generally be on or about the fifth business day after the dividend payment date.

WHAT ARE THE FEES ASSOCIATED WITH PARTICIPATION IN THE PLAN?

The dividend reinvestment and optional cash purchase plan is offered by us as a service to our shareholders, and we do not receive any proceeds of any purchases made under the plan. You are responsible for the fees and commissions charged by Computershare, as set forth from time to time on the fee schedule available from Computershare. We do not receive any of the fees and commissions charged by Computershare. We will pay certain administrative fees and expenses of Computershare as may, from time to time, be agreed upon by Computershare and us.

To understand the fees and commissions that will be charged to your account at Computershare, you should obtain a copy of the Computershare fee schedule applicable at the time of your investment.

WHAT HAPPENS IF I OWN FRACTIONAL COMMON SHARES UNDER THE PLAN?

Computershare will credit your account with fractions of Common Shares and dividends in respect of such fractions to allow full investment of eligible funds. The rounding of any fractional interest shall be determined by Computershare using such methods as it deems appropriate in the circumstances. Upon termination of your participation in the plan, you will receive cash in respect of any fractional shares held in your account under the plan.

WHO IS THE PLAN ADMINISTRATOR?

Computershare, as agent for plan participants, will administer the plan. Its responsibilities include:

•	receiving eligible funds;

•	purchasing and holding the Common Shares accumulated under the plan;

•	reporting regularly to the participants; and

•	other duties specified by the plan.

Common Shares purchased under the plan will be registered in the name of each participant and will be held by Computershare in the accounts of participants.

WHAT KIND OF REPORTS WILL I RECEIVE AS A PLAN PARTICIPANT?

Computershare will maintain a separate account for each participant in the plan. You will receive from Computershare a detailed statement of your account following each dividend payment. This statement will set out the record date, the dividend payment date, the amount of cash dividend paid on your Common Shares, the amount of any applicable withholding tax, the number of Common Shares purchased through the plan with respect to such dividend, the purchase price per Common Share, any optional cash payments you made and the updated total number of Common Shares being held by Computershare for your account.

If you are not a registered shareholder and participate in the plan through arrangements made for you by your broker, investment dealer, financial institution or other nominee, you should contact the intermediary for information on your account.

HOW DO I SELL COMMON SHARES THAT I PURCHASED THROUGH THE PLAN?

You may elect at any time to sell some or all of your Common Shares held by completing the termination/withdrawal portion of the voucher located on the reverse of your statement of account and delivering it to Computershare, signed by the registered holder or by registering online at www.computershare.com/timhortons. See “Who should I contact with questions about the Plan?” for contact details.

All sales requests should be in writing, and will be treated as batch orders. In a batch order, your Common Shares will, subject to market conditions and other factors, be sold at prevailing market prices within five business days of receipt of your request. Common Shares that are sold on behalf of Canadian participants will be sold on the TSX, while Common Shares sold on behalf of U.S. participants will be sold on the NYSE. Common Shares that are sold on your behalf in batch orders may be commingled with the Common Shares of other plan participants that are sold on the same exchange, and the sale price of such shares will be the weighted average price of all such Common Shares commingled and sold on the same day for participants in the plan on that exchange. Please note that Computershare cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding request to sell Common Shares. These requests are final. Computershare will send you a check for the proceeds of the sale, less any trading and transaction fees, for which you will be responsible.

Alternatively, you may choose to sell your plan Common Shares through a broker or investment dealer of your choice, in which case you would have to request that Computershare withdraw your whole plan shares from your account and process a “DRS” (direct registration system, or book entry) deposit into your Common Share account. You would then contact your broker in the usual manner to electronically transfer your Common Shares to your broker, and the sale of your Common Shares would be subject to the procedures and any costs or fees of your broker.

The price of our Common Shares fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your Common Shares. The price risk will be borne solely by you. You cannot revoke any request to Computershare to sell any of your plan shares.

HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN?

You may terminate your participation in the plan at any time by going to www.computershare.com/timhortons, or by completing the termination portion of the voucher located on the reverse of your statement of account and delivering it to Computershare, signed by the registered holder. (Beneficial owners must make arrangements to terminate their participation through their broker, bank, nominee or other intermediary).

To cease reinvesting your dividends, Computershare must receive your notice of termination at least five business days before the record date for the next dividend payment. If Computershare receives your termination request after this date, the termination will be effective the day following the completion of the investment period. When a registered holder terminates from the plan, a DRS (book entry) transfer of the whole Common Shares credited to its account under the plan will be made, and a cash payment will be made for any fraction of a Common Share based upon the closing price of the Common Shares on the TSX (in the case of Canadian participants) or the NYSE (in the case of U.S. participants) on the day immediately preceding the effective date of termination. Thereafter, cash dividends on any of our Common Shares that a registered holder continues to hold will be paid to it and will not be reinvested.

Your participation in the plan will continue following your death until terminated by your personal representative or by us.

WILL I RECEIVE SHARE CERTIFICATES FOR PLAN COMMON SHARES?

No. All Common Shares purchased pursuant to the plan will be held in book-entry form and will be credited to your individual plan account held by Computershare.

Accounts under the plan are maintained in the names in which the Common Shares of the participants were registered at the time they enrolled in the plan.

WILL I BE ABLE TO VOTE PLAN COMMON SHARES?

For any meeting of shareholders, your Common Shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders. A fractional share does not carry the right to vote.

WHAT HAPPENS IF THERE IS A RIGHTS OFFERING?

If we have a rights offering pursuant to which holders of our Common Shares may subscribe for additional Common Shares or other securities, participants in the plan may participate in the rights offering with respect to whole Common Shares held in the plan, on the same basis as other shareholders. Rights attributable to fractional shares held for participants under the plan will be accumulated, and then sold by Computershare and the cash proceeds will be distributed proportionately to the accounts of the plan participants, as appropriate.

WHAT HAPPENS IF THERE IS A STOCK SPLIT OR STOCK DIVIDEND?

Common Shares distributed pursuant to a stock dividend or a stock split on Common Shares held by Computershare for a participant under the plan will be retained by Computershare and credited by Computershare proportionately to the accounts of the participants in the plan, as appropriate.

WHAT LIABILITY DO THE COMPANY AND COMPUTERSHARE HAVE UNDER THE PLAN?

We and Computershare, in administering the plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to us or Computershare; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the plan in accordance with the terms hereof, which we may undertake in our sole and absolute discretion without the consent of the plan participants; (d) in respect of the involuntary termination of your participation in the plan in the circumstances described herein; (e) with respect to the prices at which Common Shares are purchased for your account and the times such purchases are made; or (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the plan.

Neither we nor Computershare can assure a profit or protect against a loss on Common Shares purchased under the plan.

Both we and Computershare will have the right to reject any request regarding enrollment, withdrawal or termination from the plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to our satisfaction and/or Computershare’s satisfaction. As neither we nor Computershare are under any obligation to provide notice of invalid requests, you are advised to confirm whether your initial enrollment and subsequent dividend reinvestment and optional cash purchases have been made.

MAY THE PLAN BE AMENDED, SUSPENDED OR TERMINATED?

We reserve the right to amend, modify, suspend or terminate the plan at any time without your consent, but such actions will have no retroactive effect that would prejudice your interests. Computershare will notify you in writing of any modifications made to the plan that in our opinion may materially prejudice participants. Generally, no notice will be given to participants regarding any amendments to the plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. If we terminate the plan, shares will continue to be held in book-entry form and Computershare will remit cash payments for any fraction of a Common Share based upon the closing price of the Common Shares on the open market, including through the facilities of the TSX (in the case of Canadian participants) or the NYSE (in the case of U.S. participants) on the day immediately preceding the effective date of termination of the plan. If we suspend the plan, Computershare will make no investment on the dividend payment date immediately following the effective date for such suspension. Any Common Share dividends subject to the plan and paid after the effective date of such suspension will be remitted by Computershare to the participants to whom these are due.

HOW WILL NOTICES TO PARTICIPANTS IN THE PLAN BE ADDRESSED?

All notices from Computershare to participants will be addressed to registered holders at their last known address on Computershare’s register. Beneficial shareholders will receive notices through their broker, bank, nominee or other intermediary.

WHO SHOULD I CONTACT WITH QUESTIONS ABOUT THE PLAN?

All questions regarding the plan as well as all notices, requests, elections or instructions under the plan required or permitted to be given to Computershare should be in writing and signed and should be sent to the following address:

COMPUTERSHARE TRUST COMPANY OF CANADA

100 University Avenue, 9th Floor

Toronto, Ontario M5J 2Y1

Tel: (800) 697-8078 (in Canada and the United States)

Website URL: www.computershare.com/timhortons

WHO INTERPRETS THE PLAN?

We reserve the right to interpret and regulate the plan as we deem necessary or desirable and any such interpretation or regulation will be final.

Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

CERTAIN INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

THE FOLLOWING SUMMARY OF TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRY OF RESIDENCE.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The below summary of Canadian federal income tax considerations is based on the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations thereunder, all specific proposals to amend the ITA or the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative practices of the Canada Revenue Agency.

Residents of Canada

The following is a summary of the principal Canadian federal income tax considerations generally applicable to you if you reinvest cash dividends in additional Common Shares or make optional cash purchases under the plan generally and if, at all relevant times:

•	for purposes of the ITA and any applicable tax treaty or convention, you are a resident, or deemed resident, of Canada;

•	you hold your Common Shares as capital property; and

•	you deal at arm’s length and are not affiliated with the Company.

Your Common Shares will generally be considered to be capital property unless you hold your shares in the course of carrying on a business or you acquired such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident shareholders whose Common Shares might not otherwise be considered capital property may be entitled to make an irrevocable election under subsection 39(4) of the ITA to have their Common Shares and all other “Canadian securities” (as defined in the ITA) owned by the shareholders in the taxation year in which the election is made and all subsequent taxation years, deemed to be capital property.

Dividends

You will be required to include in computing your income for a taxation year any dividends that are reinvested under the plan during the year. If you are an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividend designated by us as an “eligible dividend” in accordance with the provisions of the ITA. Although we have currently designated all dividends paid by us as “eligible dividends,” it is possible that we may subsequently pay dividends that are not so designated.

If you are a corporation, any dividend received or deemed to be received on your Common Shares will generally be included in computing your income but generally will be deductible in computing your taxable income. If you are a “private corporation” or a “subject corporation,” both as defined in the ITA, you will generally be liable to pay a refundable tax of 33 1/3 % under Part IV of the ITA on dividends received on your Common Shares to the extent such dividends are deductible in computing your taxable income for the year.

Capital Gains

Generally, on a disposition or deemed disposition of a whole or fractional Common Share, you will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) your adjusted cost base in the Common Share immediately before the disposition or the deemed disposition. Generally, your adjusted cost base in a Common Share acquired through the plan will be determined by averaging the cost of such Common Share with the adjusted cost base of all other Common Shares owned by you as capital property at that time. The cost of a Common Share credited to your account pursuant to the plan will be equal to the weighted average purchase price in Canadian dollars of all Common Shares purchased on behalf of plan participants on the TSX on the date the Common Share was acquired.

Generally, you will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) realized in a taxation year in your income for the year. Subject to and in accordance with the provisions of the ITA, you are required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by you in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the ITA.

A “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

The amount of any capital loss realized by a corporation on the disposition or deemed disposition of a Common Share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and in the circumstances prescribed by the ITA. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. You should consult your own tax advisors if these rules may apply to you.

Alternative Minimum Tax

A capital gain realized, or a dividend received, by an individual or a trust (other than certain specified trusts) may give rise to a liability for alternative minimum tax.

Non-Residents of Canada

The following is a summary of the principal Canadian federal income tax considerations generally applicable to you if you reinvest cash dividends in additional Common Shares or make additional cash purchases under the plan and if at all relevant times:

•	for purposes of the ITA and any applicable tax treaty or convention, you are not a resident, or deemed to be a resident, of Canada;

•

you do not use or hold (and will not use or hold) and are not deemed to use or hold the Common Shares in, or in the course of, carrying on a business in Canada and do not carry on an insurance business in Canada and elsewhere; and

•	your shares do not constitute “taxable Canadian property” for purposes of the ITA.

Provided that the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE) at a particular time, the Common Shares will generally not constitute taxable Canadian property to you at the relevant time. This rule applies unless, at any time during the five-year period immediately preceding such time, 25% or more of the issued shares of any class or series of a class of our capital stock was owned by you, by persons with whom you did not deal at arm’s length, or by you and any such persons. Your Common Shares can be deemed to be taxable Canadian property in certain circumstances set out in the ITA.

Dividends on our Common Shares paid or credited to you will generally be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where you are a resident of a country with which Canada has an income tax treaty.

If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention (1980) (the “Treaty”), dividends on our Common Shares of which you are the beneficial owner will generally be subject to Canadian withholding tax at the rate of 15%. Under the Treaty, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold tax from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld. The amount of dividends invested in additional Common Shares pursuant to the plan will be reduced by the amount of Canadian withholding taxes withheld.

Assuming your Common Shares are not deemed to be taxable Canadian property, you will not be subject to tax under the ITA in respect of any capital gain realized on the disposition of Common Shares.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations generally applicable to certain participants who reinvest cash dividends in additional Common Shares or make optional cash purchases under the plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, all of which are subject to change, possibly with retroactive effect. These United States federal income tax considerations apply only to a person or entity who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation or other entity organized under the laws of the United States or of any political subdivision thereof,

•	an estate whose income is subject to United States federal income taxation regardless of its source, or

•

a trust (i) if a United States court can exercise primary jurisdiction over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable Treasury regulations.

This summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a “functional currency” other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly or indirectly, 5% or more, by voting power or value, of the company; (viii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the U.S. Participants that are subject to special provisions under the Code, including participants described immediately above, should consult their own tax advisors regarding the United States federal, United States estate and gift, United States state and local, and foreign tax consequences of reinvesting cash dividends in additional Common Shares under the plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares or making optional cash purchases under the plan.

A participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the amount of the cash distributed by the company. The distribution will be includable in a participant’s income as a taxable dividend to the extent of Tim Hortons Inc.’s current and accumulated earnings and profits as determined for United States federal income tax purposes. Dividends received by non-corporate participants in tax years beginning on or before December 31, 2010 generally are subject to reduced rates of taxation, subject to certain limitations, provided the company is not a PFIC (as defined below). The amount of any such dividend will not be eligible for the dividends received deduction generally available to U.S. corporate shareholders. Subject to certain limitations under the Code, participants who are subject to United States federal income tax will be entitled to a credit or deduction for Canadian income taxes withheld from any such dividends.

A participant’s tax basis per share for Common Shares purchased pursuant to the plan will be equal to the amount of cash distributed by the company to Computershare on the participant’s behalf, less any Canadian taxes withheld. A participant’s holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date. A participant who makes optional cash purchases of Common Shares under the plan will have a tax basis in those Common Shares equal to the cash used to purchase those Common Shares and the participant’s holding period will begin on the day of the purchase.

Participants generally will recognize a taxable gain or loss when they sell or exchange Common Shares and when they receive cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the plan or otherwise. The amount of this gain or loss will be equal to the difference between the amount a participant receives for his or her Common Shares or fraction thereof and the participant’s adjusted tax basis in these Common Shares or fraction thereof. The gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year. For taxable years beginning on or before December 31, 2010, capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% if the property has been held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss realized by participants who are United States persons will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

The company will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any company in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. The company does not expect to be a PFIC for the taxable year ending December 31, 2009, or thereafter. However, because the company’s income and assets and the nature of its activities may vary from time to time, no assurance can be given that the company will not be considered a PFIC for any taxable year. If a participant owns Common Shares during a taxable year in which the company is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the company no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the U.S. Internal Revenue Service regarding whether the company is a PFIC.

In general, if the company were to be treated as a PFIC, certain adverse rules would apply to dividends received from the company and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable). Participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the share capital and consolidated indebtedness of our company as of September 27, 2009. The table below is not audited and should be read together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus. The amounts in the table below (except for the par value per share and number of shares of common stock) are in thousands of Canadian dollars.

Term debt (including $646 in current portion of long term liabilities)(1)	$334,801

Advertising fund restricted debt (including $6,758 in current restricted liabilities)	8,850

Capital leases (including $7,149 in current portion of long-term liabilities)	68,908

Common stock (US$0.001 par value per share, Authorized: 1,000,000,000 shares, Issued: 193,302,977 shares)(2)	289

Capital in excess of par value(2)	928,780

Treasury stock, at cost: 12,306,100 shares(2)	(415,751)

Common stock held in trust, at cost: 316,129 shares	(10,712)

Retained earnings	828,345

Accumulated other comprehensive loss	(104,451)

Noncontrolling interest	1,566

Total capitalization	$1,640,625

(1)	In addition, as at September 27, 2009, our company had guaranteed $0.6 million in lease and debt payments, primarily related to franchisees, and $9.2 million of letters of credit and surety bonds.

(2)

All shares of common stock of THI USA held in treasury immediately prior to the closing of the Reorganization were automatically cancelled and retired in connection with the Reorganization, with a net reduction to common shares.

In November 2008, our board of directors approved a 2009 share repurchase program for up to $200 million, not to exceed the regulatory maximum of 9,077,438 shares, which was equivalent to 5% of the outstanding shares of common stock at the time of regulatory approval on February 25, 2009. The 2009 program commenced on March 2, 2009 but as a result of our board’s decision in May 2009 to approve a transaction to reorganize as a Canadian public company, we decided to defer purchases in the 2009 share repurchase program in the second and third quarters. Upon completion of our review of the capital allocation activities post-reorganization as a Canadian public company, the program resumed in November 2009. Shares are being repurchased through a combination of a 10b5-1, or automatic trading program, and through management’s discretion, subject to regulatory requirements, market, cost, and other considerations. Since the resumption of the repurchase program, a total of 4,444,054 Common Shares were purchased and cancelled up to February 7, 2010, for a total cost of $137.5 million. The shares repurchased are accounted for as a reduction in share capital. To the extent that shares are repurchased at a cost in excess of the average book value per share, the excess amount is recorded as a reduction in retained earnings.

DESCRIPTION OF COMMON SHARES

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the plan. Our Common Shares are currently listed on the TSX and the NYSE.

Our authorized share capital consists of an unlimited number of Common Shares, an unlimited number of preferred shares, issuable in series, and one class A preferred share.

On February 7, 2010, there were 176,552,823 issued and outstanding Common Shares.

Each Common Share entitles its holder to receive notice of and to attend all meetings of our shareholders (except for meetings of holders of a particular class or series of shares other than the Common Shares required by applicable laws to be held as a separate class or series meeting) and to vote on all matters submitted to a vote on the basis of one vote for each share held. Each Common Share also entitles its holder to receive dividends when declared by our board of directors, subject to the rights of holders of the preferred shares. Currently there are no outstanding preferred shares. All dividends are paid equally on all Common Shares. Holders of Common Shares will participate equally in any distribution of our assets upon liquidation, dissolution or winding-up, subject to the rights of the holders of the preferred shares. There are no preemptive, redemption, purchase or conversion rights attaching to our Common Shares.

Shareholder Rights Plan

Pursuant to our shareholder rights plan (the “Rights Plan”), one right to purchase a Common Share (a “Right”) has been issued in respect of each of the outstanding Common Shares and an additional Right will be issued in respect of each additional Common Share issued prior to the Separation Time (as defined below). The purpose of the Rights Plan is to provide holders of our Common Shares, and our board of directors, with the time necessary to ensure that, in the event of a take-over bid (the Canadian term for a tender offer) for our company, alternatives to the bid which may be in the best interests of our company are identified and fully explored.

The Rights will become exercisable and begin to trade separately from the associated Common Shares at the “Separation Time,” which is generally the close of business on the tenth trading day after the earliest to occur of (a) a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding Common Shares other than as a result of (i) a reduction in the number of Common Shares outstanding, (ii) a Permitted Bid or Competing Permitted Bid (both as defined in the Rights Plan), (iii) acquisitions of Common Shares in respect of which our board of directors has waived the application of the shareholder rights plan, or (iv) other specified exempt acquisitions in which shareholders participate on a pro rata basis; (b) the date of commencement of, or the first public announcement of an intention of any person to commence, a take-over bid where the Common Shares subject to the bid, together with Common Shares owned by that person (including affiliates, associates and others acting jointly or in concert therewith) would constitute 20% or more of the outstanding Common Shares; and (c) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such.

After the Separation Time, each Right entitles the holder thereof to purchase one Common Share at the “Exercise Price,” which is initially C$150. Following a transaction which results in a person becoming an Acquiring Person (a “Flip-in Event”), the Rights will entitle the holder thereof (other than a holder who is an Acquiring Person) to receive upon exercise Common Shares with a market value equal to twice the then Exercise Price of the Rights. For example, if, at the time of the Flip-in Event, the Exercise Price is C$150 and the Common Shares have a market price of C$25, the holder of each Right would be entitled to receive C$300 in market value of the Common Shares (12 Common Shares) after paying C$150 for such shares (i.e., the shares may be purchased at a 50% discount). In such event, however, any Rights directly or beneficially owned by an Acquiring Person (including affiliates, associates and others acting jointly or in concert therewith), or a transferee or any such person, will be void. A Flip-in Event does not include acquisitions pursuant to a Permitted Bid or Competing Permitted Bid.

The Shareholder Rights Plan will remain in effect until September 28, 2018, subject to being reconfirmed by the company’s shareholders every three years.

Copies of our Articles of Incorporation, as amended, By-law No. 1 and the Rights Plan are filed as Exhibits 3.1, 3.2 and 4.2 to our Current Report on Form 8-K filed September 28, 2009.

EXPENSES*

The expenses, in U.S. dollars, in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$10,313
Legal Fees and Expenses	50,000
Printing Fees	25,000

Total	$85,313

*	Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Davies Ward Phillips & Vineberg LLP, New York, New York, Davies Ward Phillips & Vineberg LLP, Toronto, Ontario and Osler, Hoskin & Harcourt LLP, Toronto, Ontario. As of the date of this prospectus, the partners and associates of Davies Ward Phillips & Vineberg LLP, New York, New York, Davies Ward Phillips & Vineberg LLP, Toronto, Ontario and Osler, Hoskin & Harcourt LLP, Toronto, Ontario owned beneficially, directly or indirectly, less than 1% of the outstanding Common Shares of our company.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Tim Hortons Inc. (included in the Report of Management on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K of Tim Hortons Inc. for the year ended December 28, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Toronto, Canada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. An indemnifiable person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation (or other entity, as the case may be) if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person against all costs, charges and expenses in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set forth in (i) and (ii), above.

As permitted by the CBCA, our company’s by-laws require us to indemnify our directors or officers, former directors or officers or other individuals who, at our request, act or acted as directors or officers or in a similar capacity of another entity against all costs, charges, and expenses reasonably incurred (including amounts paid to settle an action or satisfy a judgment) in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of their association with our company or such other entity.

To be entitled to indemnification, our by-laws state that such persons must have acted honestly and in good faith with a view to the best interest of our company or the other entity, as the case may be, and, in any criminal or administrative action or proceeding that is enforced by a monetary penalty, they must have had reasonable grounds for believing that their conduct was lawful. As permitted by the CBCA, the by-laws also require us to advance money to such individual for costs, charges and expenses of any such proceeding but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification. In the case of an action by or on behalf of our company or the other entity, as the case may be, to procure a judgment in its favor to which the person is made a party because of his or her association with our company or the other entity, as the case may be, then if the individual fulfills the conditions set out in our by-laws, we shall seek and obtain approval of a court before indemnifying the person against costs, charges and expenses he or she reasonably incurred in connection with such action or prior to advancing any moneys to such individual.

The rights of indemnification provided by our by-laws are not exhaustive and are in addition to any rights to which a director, officer or other employee may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of our by-laws, we may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

We have entered into indemnification agreements with its directors, executive officers and with certain other officers and employees (including officers and employees of its subsidiaries). The indemnification agreements generally require that we indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s association with our company or another entity where he or she acts or acted as a director or officer or in a similar capacity at our request, if the indemnitee acted honestly and in good faith with a view to the best interests of our company or other entity, as the case may be and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defense expenses by our company.

In addition, we have purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 9.	Exhibits

The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description

5.1	Opinion of Osler, Hoskin & Harcourt LLP, Toronto, Ontario

8.1	Opinion of Davies Ward Phillips & Vineberg LLP, New York, New York

8.2	Opinion of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario

23.1	Consent of PricewaterhouseCoopers LLP, Toronto, Ontario

23.2	Consent of Osler, Hoskin & Harcourt LLP, Toronto, Ontario (included in Exhibit 5.1)

23.3	Consent of Davies Ward Phillips & Vineberg LLP, New York, New York (included in Exhibit 8.1)

23.4	Consent of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario (included in Exhibit 8.2)

24.1	Powers of Attorney

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewiston, State of New York, U.S.A., on this 8th day of February, 2010.

TIM HORTONS INC.

By:	/s/ JILL E. AEBKER
Name: Jill E. Aebker Title: Deputy General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the 8th day of February, 2010.

Name	Title

* Donald B. Schroeder	Director, President and Chief Executive Officer (Principal Executive Officer)

* Cynthia J. Devine	Chief Financial Officer (Principal Financial and Accounting Officer)

* Paul D. House	Director and Executive Chairman of the Board

* M. Shan Atkins	Director

* Michael J. Endres	Director

* Moya M. Greene	Director

* Frank Iacobucci	Lead Director

* John A. Lederer	Director

* David H. Lees	Director

* Craig S. Miller	Director

* Ronald W. Osborne	Director

* Wayne C. Sales	Director

* Catherine L. Williams	Director

*By:	/s/ JILL E. AEBKER

Jill E. Aebker Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on this 8th day of February, 2010.

TIM HORTONS USA INC.

By:	/s/ JILL E. AEBKER
Name: Jill E. Aebker Title: Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Osler, Hoskin & Harcourt LLP, Toronto, Ontario

8.1	Opinion of Davies Ward Phillips & Vineberg LLP, New York, New York

8.2	Opinion of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario

23.1	Consent of PricewaterhouseCoopers LLP, Toronto, Ontario

23.2	Consent of Osler, Hoskin & Harcourt LLP, Toronto, Ontario (included in Exhibit 5.1)

23.3	Consent of Davies Ward Phillips & Vineberg LLP, New York, New York (included in Exhibit 8.1)

23.4	Consent of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario (included in Exhibit 8.2)

24.1	Powers of Attorney